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                                                                     EXHIBIT 4.9


                            PALLADIN CAPITAL IX, LLC
                               1 ROCKEFELLER PLAZA
                                   10TH FLOOR
                               NEW YORK, NY 10020

                           DATED AS OF MARCH 21, 2001

To: Those Investors listed on the signature pages of this Amended and Restated Letter Agreement (the "Agreement")

                Re: Amended and Restated Series A and B Preferred Stock Purchase Agreement

Ladies and Gentlemen:

       Reference is made to that certain Series A and B Preferred Stock Purchase Agreement (the "Original Purchase Agreement"), dated as of March 21, 2001, by and among Restoration Hardware, Inc., a Delaware corporation (the "Company"), each of the investors listed on the signature pages hereto (each an "Executing Investor" and collectively, the "Executing Investors"), and other investors named therein. Pursuant to Section 13.6 thereof, the parties to the Original Purchase Agreement amended and restated such agreement to read in its entirety as set forth in the Amended and Restated Series A and B Preferred Stock Purchase Agreement, of even date therewith (the "New Purchase Agreement"), such that as of the date thereof the Original Purchase Agreement was entirely superseded by the New Purchase Agreement and the Original Purchase Agreement is of no further force or effect. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the New Purchase Agreement.

       1.      SHORT SALES.

       (a) Pursuant to Section 7.2 of the New Purchase Agreement, if the Executing Investors collectively engage in Short Sales in an aggregate amount totaling, (i) on or before June 24, 2002, more than fifty percent (50%) of the number of shares of Common Stock which the then current number of Series A Preferred Stock held by all the Investors are convertible into, either directly or through affiliates, at any time while holding any of the Series A Preferred Stock, or (ii) after June 24, 2002, more than the greater of (A) the aggregate outstanding amount of Short Sales of such Investors as of June 24, 2002 and (B) twenty-five percent (25%) of the number of shares of Common Stock which the then current number of Series A Preferred Stock held by the Investors are convertible into, either directly or through affiliates, at any time while holding any of the Series A Preferred Stock, any such excess shares shall be treated as a sale of the Investors' equity interests as provided in Section 7.2 of the New Purchase Agreement. Each of the Executing Investors hereby agrees that each such Executing Investor, unless such Executing Investor obtains the prior written consent of each other Executing Investor, shall be entitled to engage in Short Sales transactions with respect to no more than their pro rata number of shares based on the total number of shares of Common Stock into which the aggregate Series A Preferred Stock held by each of the Executing Investors on the date hereof are convertible.

       (b) Any Executing Investor may transfer to any other Executing Investor its right to enter into Short Sales.

       2.      AGREEMENT TO VOTE.

       (a) For as long as (i) holders of Series A Preferred Shares are entitled to (A) elect two directors of the Company as pursuant to the Certificate or (B) nominate two directors of the Company pursuant to Section
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10.3 of the New Purchase Agreement or (ii) Palladin has the right to elect one director pursuant to the Certificate, each of Reservoir and Glenhill (as defined below) agrees to vote all shares of Series A Preferred Stock and any Common Stock issuable upon conversion thereof (hereinafter referred to as the "Voting Shares"), now or hereafter owned by it, whether beneficially or otherwise, at any regular or special meeting of shareholders of the Company, or, in lieu of any such meeting, to give its written consent, in the election or removal of directors of the Company to appoint and elect the designee of Palladin as a director of the Company. "Glenhill" means Glenhill Capital LP and its affiliates.

       (b) For as long as (i) holders of Series A Preferred Shares are entitled to (A) elect two directors of the Company pursuant to the Certificate or (B) nominate two directors of the Company pursuant to Section 10.3 of the New Purchase Agreement or (ii) Reservoir has the right to elect one director pursuant to the Certificate, each of Palladin and Glenhill agrees to vote all of the Voting Shares now or hereafter owned by it, whether beneficially or otherwise, at any regular or special meeting of shareholders of the Company, or, in lieu of any such meeting, to give its written consent, in the election or removal of directors of the Company to appoint and elect the designee of Reservoir as a director of the Company.

       (c) In the event that the holders of Series A Preferred Stock are only entitled to elect one Series A Director (as defined in the Certificate) or nominate only one director of the Company pursuant to Section 10.3 of the New Purchase Agreement and neither Palladin nor Reservoir has the right under the Certificate to elect one director or the right under Section 10.3 of the New Purchase Agreement to nominate one director, then each of Palladin, Reservoir and Glenhill agrees to vote all of the Voting Shares then held by it, whether beneficially or otherwise, at any regular or special meeting of shareholders of the Company, or, in lieu of any such meeting, to give its written consent, in the election or removal of directors of the Company to appoint and elect the designee of the Larger Holder (as defined below) at the time of any such vote. The "Larger Holder" at any time means Reservoir if at such time Reservoir and Glenhill together hold a greater number of Voting Shares than Palladin and Palladin if at such time Palladin holds a greater number of Voting Shares than Reservoir and Glenhill.

       (d) It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this agreement by any other party, that this agreement shall be specifically enforceable, and that any breach or threatened breach of this agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

       (e) The voting of Voting Shares of the Company pursuant to this agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

       3.      MISCELLANEOUS.

       (a) This Agreement shall be governed in all respects by the laws of the state of New York without regard to provisions regarding choice of laws.

       (b) The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Executing Investors.

       (c) This Agreement, together with the New Purchase Agreement and all Schedules and Exhibits hereto and thereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence,

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agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Except as expressly modified and superseded by this Agreement, the terms and provisions of the New Purchase Agreement and all Exhibits, Schedule and Annexes thereto shall continue in full force and effect, in accordance with their respective terms.

       (d) Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) when received when sent by facsimile at the address and number set forth below; (iii) when received after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (iv) when received after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

                  To Palladin:

                  Palladin Capital IX, LLC
                  1 Rockefeller Plaza, 10th Floor
                  New York, NY  10020
                  Attn:  Mark J. Schwartz
                  Fax Number:  (212) 218-6802

                  With copies to:

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, CA 90071
                  Attn:  Kenneth M. Doran, Esq.
                  Fax Number:  (213) 229-6537

                  To Reservoir:

                  Reservoir Capital Group, Inc.
                  650 Madison Avenue
                  New York, NY  10022
                  Attn:  Celia A. Felsher and Daniel H. Stern
                  Fax Number:  (212) 610-9020

                  With copies to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  1 Chase Manhattan Plaza
                  New York, NY 10005
                  Attn:  Mark L. Weissler, Esq.
                  Fax Number:  (212) 530-5219


                  To Jeffrey Tarrant:

                  C/o Arista Group, Inc.
                  1 Rockefeller Plaza, 10th Floor
                  New York, NY  10020
                  Fax Number:  (212) 218-6841

                  To GB Retail Funding, LLC:

                  40 Broad Street
                  11th Floor

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                  Boston, MA 02109
                  Attn:  Matthew Kahn
                  Fax Number:  (617) 210-7141

                  To other Investors:

                  c/o Morrison & Foerster LLP
                  425 Market Street
                  San Francisco, CA 94105
                  Attn:  Gavin B. Grover, Esq.
                  Fax Number:  415-268-7522


       Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 3(d) by giving the other parties written notice of the new address in the manner set forth above.

       (e) Section 1 of this Agreement may be amended only with the written consent of the Executing Investors who hold at least two thirds of the Series A Preferred Stock purchased pursuant to the New Purchase Agreement; provided, however, that any amendment shall apply equally to all Executing Investors.
Section 2 of this Agreement may be amended only with the written consent of each of Palladin, Reservoir and Glenhill.

       (f) If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

       (g) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

       (h) Each of the parties hereto agree (i) to execute and deliver to each other such other documents and (ii) to do such other acts, all as the other parties hereto may reasonably request for the purpose of carrying out this Agreement.

       (i) The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

       (j) Pursuant to Section 3(e) of the Letter Agreement, erroneously dated March 22, 2001, between the parties hereto (the "Original Letter Agreement"), the parties hereto hereby amend and restate the Original Letter Agreement to read in its entirety as set forth in this Agreement, such that as of the date hereof the Original Letter Agreement is entirely superseded by this Agreement and the Original Letter Agreement shall be of no further force or effect; provided, however, that, so long as the Executing Investors who hold at least two thirds of the Series A Preferred Stock purchased pursuant to the New Purchase Agreement and Palladin, Reservoir and Glenhill have executed this Agreement, all other parties to the Original Letter Agreement, whether or not they have executed this Agreement, shall be deemed to have executed this Agreement and to have received the benefits and the obligations hereunder.

       If the foregoing is acceptable, please acknowledge your acceptance by countersigning below.

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                                   PALLADIN CAPITAL IX, LLC, A DELAWARE LIMITED
                                   LIABILITY COMPANY



                                   By: Palladin Investments, LLC, Manager


                                   By  /s/ Mark Schwartz
                                       -----------------------------------------
                                   Name:   Mark Schwartz
                                   Title:  Managing Member



         AGREED AND ACCEPTED:


         RESERVOIR CAPITAL PARTNERS, L.P.

         By:  Reservoir Capital Group, L.L.C., its general partner
                 By:  /s/  Daniel H. Stern
                      --------------------------------------------
                      Name:  Daniel H. Stern
                      Title: President


         RESERVOIR CAPITAL ASSOCIATES, L.P.

         By:  Reservoir Capital Group, L.L.C., its general partner
                 By:  /s/  Daniel H. Stern
                      --------------------------------------------
                      Name:  Daniel H. Stern
                      Title: President


         RESERVOIR CAPITAL MASTER FUND, L.P.

         By:  Reservoir Capital Group, L.L.C., its general partner
                 By:  /s/   Daniel H. Stern
                      --------------------------------------------
                      Name:  Daniel H. Stern
                      Title: President


         GLENHILL CAPITAL LP

         By:  GJK Capital Management, LLC, its general partner
         By:  Krevlin Advisors, LLC, its managing member
                 By:  /s/      Glenn J. Krevlin
                      --------------------------------------------
                      Name:  Glenn J. Krevlin
                      Title: Managing Member


         GB RETAIL FUNDING, LLC

         By: /s/ Matthew R. Kahn
             --------------------------------------------
             Name: Matthew R. Kahn
             Title:

         /s/ Jeffrey Tarrant
         --------------------------------------------
             Jeffrey Tarrant